                                  EXHIBIT 21


                          Subsidiaries of the Company
                          ---------------------------

1.  BriteSmile Management, Inc., a Utah corporation, wholly-owned
2.  BriteSmile Delaware, Inc., a Delaware corporation, wholly-owned
3.  BriteSmile International Limited, an Ireland corporation, wholly-owned
4.  BriteSmile Leasing, Inc., a Delaware corporation, wholly-owned